[FLEXIBLE SOLUTIONS LOGO]

THE WALL STREET GROUP, INC.       COMPANY CONTACTS: DAVID KATZOV OR GRANT MOONIE
32 EAST 57TH STREET                                 250-477-9821
NEW YORK, NEW YORK 10022                            JENS BIERTUMPEL
(212) 888-4848                                      604-682-1799

     FLEXIBLE SOLUTIONS 1ST QTR 2003 REVENUES TO EXCEED 2002 ANNUAL REVENUES

     FURTHER WORLDWIDE SALES GROWTH ANTICIPATED AS SUMMER SEASON APPROACHES

VICTORIA, BRITISH COLUMBIA, APRIL 7, 2003 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), the developer and manufacturer of environmentally safe water conservation technology, expects that revenues for the first quarter ended March 31, 2003, will be more than U.S. $1.3 million, exceeding total annual revenues for all of 2002, it was announced today by Daniel B. O'Brien, the Company's President and Chief Executive Officer.

"We anticipate further growth stemming from our sales and marketing efforts around the world and from the Company's ongoing partnership with key distributors and government entities," Mr. O'Brien stated. "As we move into the Northern Hemisphere's summer season, sales are expected to accelerate due to greater demand for our water evaporation retardants."

Flexible Solutions' Water$avr Global Solutions Inc. wholly owned subsidiary, based in Yorkville, Ill., accounted for 40% of the Company's first quarter revenue due to growing sales of Water$avr, which targets an estimated $7 billion worldwide agricultural and industrial markets. Strong sales in the swimming pool product division for the Company's Heat$avr and Tropical Fish(TM) water evaporation retardants also contributed to the increase.

For the year ended Dec. 31, 2002, Flexible Solutions had total revenues of $1,112,192, compared with $1,334,273 for 2001.

The Company expects to report actual first quarter financial results on or before May 15, 2003.

ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL

Flexible Solutions International, Inc. (www.flexiblesolutions.com), the developer and manufacturer of the world's first commercially viable water evaporation retardant, is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. Water$avr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Water$avr, which is patented, has been certified by the United Nations, the National Sanitation Foundation (NSF) and meets the drinking water standards of the American National Standard Institute (ANSI). Heat$avr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Tropical Fish(TM) product targets the residential swimming pool market.




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